UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 15, 2008

First Community Corporation

(Exact Name of Registrant As Specified in Its Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

                                000-28344                                                                                            57-1010751

      (Commission File Number)                                                           (I.R.S. Employer Identification No.)

                                5455 Sunset Blvd, Lexington, South Carolina                              29072

                                (Address of Principal Executive Offices)                                         (Zip Code)

(803) 951-2265

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Completion of Acquisition and Disposition of Assets

On May 15, 2008, First Community announced that its management has initiated a leverage strategy whereby to date the company has acquired approximately $63.2 million in certain non-agency mortgage backed securities and collateralized mortgage obligations and may acquire additional such securities.   We have entered into this strategy because we believe current pricing levels of these securities and related funding opportunities provide the ability to realize significant spreads not typically available in leverage strategies.  The weighted average yield on the investment securities purchased is approximately 6.82%. All of the mortgage assets acquired have been in the categories classified as prime or ALT-A securities and represent the senior or super-senior tranches of these securities.  The assets acquired as part of this strategy have been classified as held-to-maturity in the investment portfolio.  These securities were acquired on the open market through securities dealers.

Prior to initiating each transaction, we perform a thorough analysis, evaluating the associated credit risk, interest rate risk, liquidity and capital risk as well as related funding options.  The funding for this strategy has been provided through Federal Home Loan Bank Advances in the amount of $36.0 million and brokered certificate of deposits in the amount of $23.0 million.  The weighted average cost of funding is approximately 4.28%.

Management believes this opportunity exists as a result of current volatility in this market sector and the economic value of these securities is not reflected at current pricing levels.  In addition, due to our current liquidity, capital and asset quality levels, we believe we are in a position to take advantage of this opportunity.  Management may continue to evaluate opportunities within this sector in the future.

The Company remains “well capitalized” under regulatory capital guidelines and anticipates remaining so in the future.  With the Company’s current capital and liquidity levels we believe that this strategy will not impact our current focus of continuing to grow core customer relationships and providing financial solutions to local businesses, entrepreneurs and professionals within our markets.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY CORPORATION

By:	/s/ Michael C. Crapps
Name:	Michael C. Crapps
Title:	Chief Executive Officer

Dated: May 15, 2008